Exhibit 99.1

For Immediate Release
June 9, 2026

News Release
For Further Information, Contact:
Hines Press Office
pressoffice@hines.com

HINES PRIVATE WEALTH SOLUTIONS SURPASSES $1.1 BILLION IN DELAWARE STATUTORY TRUST OFFERINGS

Eighth DST builds on continued expansion of firm's private wealth platform, featuring a best-in-class mixed-use asset in Houston

(HOUSTON) – Hines, a global real estate investment manager, today announced that Hines Private Wealth Solutions LLC has completed more than $1.1 billion across eight Delaware Statutory Trust ("DST") offerings from qualified investors, since the launch of the Hines Real Estate Exchange ("HREX") platform in 2022. This milestone further establishes the platform's scale within the firm's private wealth solutions business.

Most recently, Hines Private Wealth Solutions LLC has successfully completed HREX 8 DST, a $145 million DST offering.

HREX 8 DST owns Montrose Collective, a 189,000-square-foot, best-in-class mixed-use asset in Houston’s Montrose district. The property is leased to a diverse mix of retailers and restaurants, including a Fortune 500 company, and is located in a highly supply-constrained urban submarket that has experienced approximately 35% population growth over the past decade.

“Reaching more than $1.1 billion across eight offerings underscores the strong demand from private investors for institutional-quality real estate solutions that combine income, diversification, and tax efficiency,” said Alfonso Munk, Global Co‑Head of Investment Management at Hines. “HREX 8 DST builds on this momentum, providing investors with access to a prime mixed-use asset through a structure that supports broader wealth and estate planning strategies.”

The asset was sourced from Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”). Its portfolio, which has a gross asset value of approximately $6.3 billion as of April 30, 2026, is diversified by geography and property type with a focus on high‑conviction sectors supported by favorable long‑term fundamentals.

HREX 8 DST allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. It presented a solution to aid in the deferment of capital gains and other taxes while providing the opportunity to own a best-in-class mixed-use asset.

About Hines Global Income Trust

Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit hinesglobalincometrust.com.

About Hines

Hines is a leading global real estate investment manager. We own and operate $91.7 billion¹ of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 4,600 employees in 30 countries draw on our 69-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of December 31, 2025.

No Offer of Securities

This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. No one can invest directly in the Hines Real Estate Exchange platform.